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                                                                 EXHIBIT 4.5


                                STAR VENDING, INC

                            INVESTOR RIGHTS AGREEMENT

                                  July 25, 1996
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                                TABLE OF CONTENTS

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                                                                                                               Page
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
1.       Registration Rights......................................................................................1
         1.1     Definitions......................................................................................1
         1.2     Request for Registration.........................................................................2
         1.3     Company Registration.............................................................................3
         1.4     Obligations of the Company.......................................................................3
         1.5     Furnish Information..............................................................................4
         1.6     Expenses of Demand Registration..................................................................4
         1.7     Expenses of Company Registration.................................................................4
         1.8     Underwriting Requirements........................................................................5
         1.9     Delay of Registration............................................................................5
         1.10    Indemnification..................................................................................5
         1.11    Reports Under Securities Exchange Act of 1934....................................................7
         1.12    Form S-3 Registration............................................................................8
         1.13    Assignment of Registration Rights................................................................9
         1.14    Market Stand-Off Agreement.......................................................................9
         1.15    Termination of Registration Rights..............................................................10
         1.16    Limitations on Subsequent Registration Rights...................................................10

2        Covenants of the Company................................................................................10
         2.1     Delivery of Financial Statements................................................................10
         2.2     Termination of Covenants........................................................................11
         2.3     Participation Right.............................................................................11
         2.4     Inspection......................................................................................12
         2.5     Board Expenses..................................................................................12
         2.6     Observer Rights.................................................................................13
         2.7     Future Issuances of Common Stock................................................................13

3.       Miscellaneous...........................................................................................13
         3.1     Successors and Assigns..........................................................................13
         3.2     Governing Law...................................................................................13
         3.3     Counterparts....................................................................................13
         3.4     Titles and Subtitles............................................................................13
         3.5     Notices.........................................................................................13
         3.6     Expenses........................................................................................14
         3.7     Amendments and Waivers..........................................................................14
         3.8     Severability....................................................................................14
         3.9     Aggregation of Stock............................................................................14
         3.10    Entire Agreement................................................................................14

SCHEDULE A - Schedule of Investors

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                            INVESTOR RIGHTS AGREEMENT



                  THIS INVESTOR RIGHTS AGREEMENT is made as of the 25th day of July, 1996, by and between Star Vending, Inc., a Nevada corporation (the "Company"), and the investors listed on the Schedule of Investors attached as Schedule A hereto, each of which is herein referred to as an "Investor."

                                    RECITALS

                  WHEREAS, the Company and the Investors are parties to that certain Series A Preferred Stock Purchase Agreement of even date herewith (the "Series A Agreement"); and

                  WHEREAS, in order to further induce the Investors to enter into the Series A Agreement, the Company and the Investors hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock and certain other matters as set forth herein.

                  NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                  1. Registration Rights. The Company covenants and agrees as follows:

                           1.1 Definitions. For purposes of this Section 1:

                                            (a) The term "register,"
"registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Act"), and the declaration or ordering of effectiveness of such registration statement or document;

                                            (b) The term "Registrable
Securities" means (1) the Common Stock of the Company issuable or issued upon conversion of the Series A Preferred Stock issued pursuant to the Series A Agreement, and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series A Preferred Stock, or Common Stock;

                                            (c) The number of shares of
"Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock then outstanding that are Registrable Securities, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities;

                                            (d) The term "Initial Public
Offering" means the initial sale of the Company's Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended;

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                                            (e) The term "Holder" means any
person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof; and

                                            (f) The term "Form S-3" means such
form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                           1.2 Request for Registration.

                                            (a) If the Company shall receive at
any time after July 31, 1997, a written request from the Holders that the Company file a registration statement under the Act for a public offering in which the aggregate proceeds from the offering payable to such Holders would exceed $10,000,000, then the Company shall use its commercially reasonable efforts to, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b) hereof, effect as soon as practicable, and in any event shall use its commercially reasonable efforts to effect within one hundred twenty (120) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty
(20) days of the mailing of such notice by the Company in accordance with
Section 3.5 hereof.

                                            (b) If the Holders initiating the
registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a) hereof. The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e) hereof) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

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                                            (c) The Company is obligated to
effect only two (2) such registrations pursuant to this Section 1.2.

                                            (d) Notwithstanding the foregoing,
if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders. This right shall not be utilized more than once in any twelve month period.

                           1.3 Company Registration. If (but without any
obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5 hereof, the Company shall, subject to the provisions of Section 1.8 hereof, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                           1.4 Obligations of the Company. Whenever required
under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                                            (a) Prepare and file with the SEC a
registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

                                            (b) Prepare and file with the SEC
such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                                            (c) Furnish to the Holders such
numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

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                                            (d) Use its reasonable efforts to
register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                                            (e) In the event of any underwritten
public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                                            (f) Notify each Holder of
Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                           1.5 Furnish Information. It shall be a condition
precedent to the obligations of the Company to take any action pursuant to this
Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                           1.6 Expenses of Demand Registration. All expenses
other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2 hereof, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees (not to exceed $25,000.00) and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 hereof if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, in which case all participating Holders shall bear such expenses, unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 hereof; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or business of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 hereof.

                           1.7 Expenses of Company Registration. The Company
shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 hereof for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and

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accounting fees relating or apportionable thereto and the fees (not to exceed
$25,000.00) and disbursements of counsel for the selling Holders hereunder, but excluding underwriting discounts and commissions relating to the Registrable Securities.

                           1.8 Underwriting Requirements. In connection with any
offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 hereof to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities proposed to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering. Notwithstanding the foregoing sentence, if such offering is the Company's Initial Public Offering the selling shareholders may be excluded entirely if the underwriters make the determination described above and no other shareholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners, and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

                           1.9 Delay of Registration. No Holder shall have any
right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                           1.10 Indemnification. In the event any Registrable
Securities are included in a registration statement under this Section 1:

                                            (a) To the extent permitted by law,
the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses,

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claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter, or controlling person.

                                            (b) To the extent permitted by law,
each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

                                            (c) Within 30 days after receipt by
an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of

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the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceedings. The failure to deliver written notice to the indemnifying party within such 30-day period, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. The indemnifying party shall not be liable for any settlement of any proceeding without its written consent or, in the alternative, without full release of its liability.

                                            (d) If the indemnification provided
for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                                            (e) Notwithstanding the foregoing,
to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                                            (f) The obligations of the Company
and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                           1.11 Reports Under Securities Exchange Act of 1934.
With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

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                                            (a) make and keep public information
available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                                            (b) take such action, including the
voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                                            (c) file with the SEC in a timely
manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                                            (d) furnish to any Holder, so long
as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act, and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                           1.12 Form S-3 Registration. In case the Company shall
receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                                            (a) promptly give written notice of
the proposed registration, and any related qualification or compliance, to all other Holders; and

                                            (b) as soon as practicable, effect
such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $2,500,000; (3) if the Company shall furnish to the Holders a certificate signed by the Chief

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Executive Officer of the Company stating that in the good faith judgment of the
Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; (4) if the Company has already effected one registration on Form S-3 for the Holders pursuant to this Section 1.12 within the prior twelve-month period; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                                            (c) Subject to the foregoing, the
Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees (not to exceed $25,000.00) and disbursements of counsel for the selling Holder or Holders, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company.

                           1.13 Assignment of Registration Rights. Subject to
the Company's prior written consent, the rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. Notwithstanding the foregoing, a Holder may assign registration rights to its partners or limited partners, including spouses and ancestors, lineal descendants, and siblings of such partners or spouses who acquire Registrable Securities by gift, will, or intestate succession.

                           1.14 "Market Stand-Off" Agreement. Each of the
Investors hereby agrees that, during the period of duration (not to exceed 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of the Initial Public Offering, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company, and all other 1% shareholders enter into similar agreements.

                  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

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                           1.15 Termination of Registration Rights. No Holder
shall be entitled to exercise any rights provided for in this Section 1 on such date after the closing of the Initial Public Offering if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144(k) during any 90-day period.

                           1.16 Limitations on Subsequent Registration Rights.
From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Sections 1.2 or 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of the date set forth in subsection 1.2(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.2.

                  2. Covenants of the Company.

                           2.1 Delivery of Financial Statements. The Company
shall furnish the following information to Investors:

                                            (a) as soon as practicable, but in
any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP") and audited by nationally recognized independent accountants;

                                            (b) within forty-five (45) days of
the end of each quarter, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month and each of the two previous months, in reasonable detail;

                                            (c) as soon as practicable, but in
any event thirty (30) days prior to the end of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                                            (d) with respect to the financial
statements called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

                                            (e) such other information relating
to the financial condition, business or corporate affairs of the Company as the Investors or any assignee of the Investors may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

                           The information provided pursuant to this subsection
2.1 shall be used by each Investor or any permitted assignee of each Investor solely in furtherance of its interests as an investor in the Company, and such Investor and any permitted assignee of such Investor shall maintain the confidentiality of all information of the Company obtained under this subsection 2.1, unless such information (i) was known by such Investor or permitted assignee prior to its disclosure to them by the Company, (ii) is disclosed to such Investor or permitted assignee without restriction as a matter of right by a third party not affiliated with or working for the Company, or (iii) has become publicly available through no fault of such Investor or permitted assignee. Notwithstanding the foregoing, an Investor may disclose, if applicable, (i) to Investor's general and limited partners, or (ii) Investor's Board of Directors or executive officers such information provided that such general or limited partners, or such Board of Directors or executive officers agree to be bound by the terms of this Section 2.1.

                           2.2 Termination of Covenants. The covenants set forth
in Sections 2.1, 2.3, 2.4, 2.5, 2.6 and 2.7 hereof shall terminate as to the Investors and be of no further force or effect following the Company's Initial Public Offering, or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

                           2.3 Participation Right. Subject to the terms and
conditions specified in this Section 2.3, the Company hereby grants to each Investor a participation right with respect to future sales by the Company of its Shares (as hereinafter defined). Each Investor shall be entitled to apportion the participation right hereby granted it among itself, its partners, and affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

                                            (a) The Company shall deliver a
notice pursuant to Section 3.5 hereof ("Notice") to the Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                                            (b) Within 20 calendar days after
receipt of the Notice, each Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of convertible or exercisable securities then held by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all outstanding convertible securities). The

Company shall promptly, in writing, inform each Investor which purchases all the shares available to it ("Fully-Exercising Investor") of any other Investor's failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Investors are entitled to subscribe but which are not subscribed for by the Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion or exercise of convertible or exercisable securities then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

                                            (c) If all Shares which an Investor
is entitled to obtain pursuant to subsection 2.3(b) hereof are not elected to be obtained as provided in subsection 2.3(b) hereof, the Company may, during the 60-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

                                            (d) The participation right in this
paragraph 2.3 shall not be applicable (i) to the future issuance or sale of shares of Common Stock (or options therefor) to Company employees, directors, officers, or consultants for the primary purpose of soliciting or retaining their employment or services (excluding options to purchase shares of the Company's Common Stock outstanding as of the date hereof), provided such number of shares shall not exceed 360,000 unless unanimously approved by the Company's Board of Directors, (ii) the issuance of Series A Preferred Stock pursuant to the Series A Agreement, (iii) to or after consummation of the Company's Initial Public Offering, (iv) the issuance of Common Stock pursuant to the conversion of the Series A Preferred Stock, and (v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise.

                           2.4 Inspection. The Company shall permit each
Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.4 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

                           2.5 Board Expenses. Unless otherwise approved by the
Board of Directors, the Company shall reimburse members of the Company's Board of Directors, within thirty (30) days after the Company's receipt of a bill therefor, for all reasonable expenses (including coach class travel expenses) incurred by such members to attend meetings of the Company's Board of Directors.

                           2.6 Observer Rights. The Company shall invite a
representative of Hambrecht & Quist and Partech International to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secret to such representative of if such Investor or its representative is a direct competitor of the Company.

                           2.7 Future Issuances of Common Stock. Without the
consent of the Board of Directors, including the consent of the director elected by, or a representative for, the holders of the Company's Series A Preferred Stock, the Company shall not issue Common Stock (or options therefore) to Company employees, directors, officers, or consultants for the primary purpose of soliciting or retaining their employment or services, in excess of 22,900 shares.

                  3. Miscellaneous.

                           3.1 Successors and Assigns. Except as otherwise
provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                           3.2 Governing Law. This Agreement shall be governed
by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                           3.3 Counterparts. This Agreement may be executed in
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           3.4 Titles and Subtitles. The titles and subtitles
used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                           3.5 Notices. Unless otherwise provided, any notice
required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or facsimile to the party to be notified or five (5) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                           3.6 Expenses. If any action at law or in equity is
necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

                           3.7 Amendments and Waivers. Any term of this
Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Each Investor acknowledges and agrees that any amendment or waiver effected in accordance with this paragraph shall be binding upon all holders of any Registrable Securities, each future holder of all such Registrable Securities, and the Company, whether or not such holder in fact consented to such amendment or waiver.

                           3.8 Severability. If one or more provisions of this
Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                           3.9 Aggregation of Stock. All shares of Registrable
Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                           3.10 Entire Agreement. This Agreement constitutes the
full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                  IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.


                                       STAR VENDING, INC.


                                       By:_____________________________________
                                            Chris Edgecomb, President
                                            and Chief Executive Officer

                                       Address: 740 State Street, Suite 202
                                                Santa Barbara, CA  93101

                                       INVESTORS:

                                       ________________________________________
                                       Please Print or Type Name of Investor


                                       By:_____________________________________
                                            Signature

                                            ___________________________________
                                            Please print name

                                            ___________________________________
                                            Title, if applicable

                                       Address: _______________________________

                                                _______________________________

                              Schedule of Investors



                  NAME                             NUMBER OF SHARES
                  ----                             ----------------
US Growth Fund Partners CV                             121,516

Parvest US Partners II CV                               91,137

Partech US Partners III CV                              60,758

Nippon Investment & Finance Co. Ltd.                    36,455

Threecedars S.A.                                        36,455

Double Black Diamond II LLC                              9,114

Partech International Salary Deferral Plan               2,430
         U/A dtd. 1/1/92 FBO:
         Thomas G. McKinley

Partech International Salary Deferral Plan               2,430
         U/A dtd. 1/1/92 FBO:
         Roland A. Van der Meer

Tradeinvest Limited                                      2,430

Multinvest Limited                                       1,822

H&Q Star Vending Investors, L.P.                       243,031

Barry L. Guterman                                        5,314

Pacific Star Telecommunications Limited                 25,946

Brett Messing and Maria Messing                         50,000

Penny Meepos, Trustee of the Steven Kelen Trust "B"     18,227

Steven I. Kelen                                         18,227

Bancommerce Capital Corporation                         50,000

Steven J. Simenhoff                                     12,151

Peter and Kathy Hartz Revocable Trust                   10,000

Richard J. Simenhoff                                     8,000

Jeffrey C. Barbakow                                    100,000

Harvey Collins                                           5,924

                          TOTAL:                       911,367
                                                       =======

                                      S-2